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                                                                   EXHIBIT 10.22

                     CITIZENS CORPORATION AND SUBSIDIARIES

                      INTERCOMPANY REINSURANCE AGREEMENT
                 (HEREINAFTER REFERRED TO AS THE "AGREEMENT")

                                    BETWEEN

                     CITIZENS INSURANCE COMPANY OF AMERICA
                 (HEREINAFTER REFERRED TO AS THE "REINSURER")

                                      AND

                   CITIZENS INSURANCE COMPANY OF THE MIDWEST
                 (HEREINAFTER REFERRED TO AS THE "REINSURED")


                                   ARTICLE I

COMMENCEMENT AND CANCELLATION
------------ --- ------------

This Agreement shall be effective at 12:01 a.m., standard time at the address of the Reinsured, on January 1, 1995, with respect to losses occurring on or after that date, and remain inforce for an indefinite period but may be terminated by either party by giving ninety (90) days written notice.

Upon cancellation of this Agreement and unless otherwise mutually agreed, the liability of the Reinsurer with respect to policies in effect at the time and date of cancellation, shall continue until the expiration or cancellation or next anniversary date of each such policy of the Reinsured, whichever comes first.

                                   ARTICLE II

BUSINESS COVERED
-------- -------

This Agreement applies to new and renewal insurance contracts (Covered Contracts) issued by the Reinsured, which are effective on and after the commencement date of this Agreement.

                                  ARTICLE III
RETENTION AND LIMITS
--------------------

The Reinsured hereby obligates itself to cede to the Reinsurer and the Reinsurer obligates itself to accept cessions of reinsurance of 80% of the Reinsured's Net Retained Liability for Covered Contracts inforce at the effective date hereof or renewed on or after that date.

The Reinsured shall retain net for its own account the remaining 20% of its Net Retained Liability.

For the purposes of this Agreement, Net Retained Liability is defined as the insurance liabilities exceeding recoveries from any other reinsurance contract.

                                  ARTICLE IV

LIABILITY OF THE REINSURER
--------------------------

The liability of the Reinsurer with respect to each session hereunder shall commence simultaneuosly with that of the Reinsured subject to the terms, conditions and limitations hereinafter set forth.


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                                   ARTICLE V

LOSS AND LOSS ADJUSTMENT EXPENSE
--------------------------------
The Reinsured at its full, sole discretion shall adjust, settle or compromise all claims or losses.

Any loss settlement made by the Reinsured, whether under the strict conditions of the policy or by way of compromise, shall be unconditionally binding upon the Reinsurer in proportion to its participation hereunder.

The Reinsurer shall bear its proportionate share of all expenses incurred by the Reinsured in the investigation, adjustment, appraisal or defense of all claims under policies reinsured hereunder and shall receive its proportionate share of any recoveries of such expenses.

If there are any recoveries, salvages or reimbursements subsequent to a loss settlement, and if the expenses incurred in obtaining salvage or other recoveries are less than the amount recovered, the amount recovered shall first be applied to the reimbursement of the expense of recovery, and the remaining expense shall be borne by the Reinsured and the Reinsurer in proportion to the liability of each party for the loss before such recovery has been obtained.

All salvages, recoveries and payments recovered or received subsequent to a loss settlement under this Agreement shall be applied as if recovered and received prior to the said settlement; and all necessary adjustments shall be made by the parties hereto.

                                   ARTICLE VI

OTHER EXPENSES
--------------
The Reinsurer shall bear its proportionate share of all acquisition, underwriting, investment and general expenses of the Reinsured.

                                  ARTICLE VII

COMMISSIONS
-----------

The Reinsurer shall receive, from the Reinsured, its proportionate share of ceding commissions or contingent commissions from any other reinsurance contracts covering the insurance policies issued by the Reinsured.

                                  ARTICLE VIII

ORIGINAL CONDITIONS
-------------------

All amounts ceded hereunder shall be subject to the same rates, clauses, conditions, waivers, and to the same modifications and alterations as the respective policies of the Reinsured. The Reinsurer shall be receive from the Reinsured its proportionate share of gross premiums less commission expense hereon received by the Reinsured, prior to disbursement of any dividends, but after deduction of premiums, if any, ceded by the Reinsured for any other reinsurance contract.


                                   ARTICLE IX

INSOLVENCY
----------

In the event of the insolvency of the Reinsured, this reinsurance shall be payable directly to the Reinsured, or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the Reinsured without diminution because of the insolvency or because the liquidator, receiver, conservator or statutory successor has failed to pay all or a portion of any claim. However, as a condition precedent to any such payment the liquidator, receiver, conservator or statutory successor shall give written notice to the Reinsurer of the pendency of a claim against the Reinsured indicating the covered contract reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation of liquidation proceeding

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or in the receivership, and that during the pendency of such claim, the
Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense that it may deem available to the Reinsured or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable subject to the approval of the court against the Reinsured as part of the expense of conservation or liquidation to the extent of a prorata share of the benefit which may accrue to the Reinsured solely as a result of the defense undertaken by the Reinsurer.

                                   ARTICLE X

ARBITRATION
-----------

Any controversy of claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association, and judgement upon the award may be entered in any court having jurisdiction thereof.

                                   ARTICLE XI

TAXES
-----
The Reinsured shall be liable for all taxes on premium ceded to the Reinsurer under this agreement. If the Reinsurer is obligated to pay any taxes on such premium, the Reinsured shall reimburse the Reinsurer; however, the Reinsured shall not be required to pay taxes twice on the same premium.

                                  ARTICLE XII

ERRORS AND OMISSIONS
--------------------
Any inadvertant error or omission shall not invalidate the liability of the Reinsurer, provided that the error or omission is rectified promptly upon discovery.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the duly authorized officers.

     In Howell, Michigan, this 18th day of April, 1995

       CITIZENS INSURANCE COMPANY OF AMERICA

       Name        /s/ Joseph O. Marker
       Title       Assistant Vice President

     In Indianapolis, Indiana this 20th day of April, 1995

         CITIZENS INSURANCE COMPANY OF THE MIDWEST

       Name        /s/ William Schramm
       Title       Vice President

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